EXHIBIT 10.1

                           NeoMedia Technologies, Inc.
                                  Exhibit 10.1
            Licensing Agreement dated October 18, 2000 by and between
         NeoMedia Technologies, Inc and Digital:Convergence Corporation.

                                LICENSE AGREEMENT

         This License Agreement (the "Agreement") is made effective as of the 18th day of October, 2000 (the "Date of Execution") by and between Digital:Convergence Corporation, a Delaware corporation having its principal place of business at 9101 N. Central Expy., 6th Floor, Dallas, Texas 75231, and NeoMedia Technologies, Inc., a Delaware corporation having its principal place of business at 2201 Second Street, Suite 600, Fort Myers, Florida 33901.

                                    RECITALS

         WHEREAS, NeoMedia is the owner of, or has acquired rights under, numerous U.S. patents and patent applications, as well as foreign patent applications, relating to methods and systems for using bar code symbols or other auto-ID media (such as RF-ID tags) to connect users to and transmit data over the Internet;

         WHEREAS, DC is desirous of obtaining a worldwide, non-exclusive license under the NeoMedia Licensed Patents as defined herein;

         WHEREAS, NeoMedia is willing to grant such license under such patent rights in consideration of royalty payments and equity transfer to be made by DC;

         NOW THEREFORE, in consideration of the premises, DC and NeoMedia hereby agree as follows:

SECTION 1 - DEFINITIONS

1.1 "Affiliate" means, with respect to a party of this Agreement, any corporation, company, division, partnership, joint venture or other firm or entity in which such party to this Agreement directly or indirectly owns or controls, (a) in the case of a corporate Affiliate, fifty percent

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         (50%) or more of the participating shares entitled to vote for the election of directors; or (b) in the case of a non-corporate Affiliate, fifty percent (50%) or more of the equity interest or beneficial interest of such non-corporate Affiliate.

1.2 "DC" refers to Digital:Convergence Corporation, its predecessors, successors and permitted assigns.

1.3 "NeoMedia" refers to NeoMedia Technologies, Inc, its predecessors, successors and permitted assigns.

1.4 "DC Annual Gross Revenue" shall mean gross revenue (calculated in accordance with Generally Accepted Accounting Principles in the United States) to DC and its Affiliates attributable to operations in the field of Internet Enhanced Media Operations, net of sales or use taxes, net of credits to customers for refunds and net of any Affiliate gross revenue consolidated into DC gross revenue for which the Royalty Rate is already calculated, for an annual period beginning on October 1 of a given year and ending on September 30 of the next year.

1.5 "End User Device" shall mean any past, present and future product including hardware and/or software (source code and object code) intended for use by or on behalf of an end-user or agent to facilitate communication by or on behalf of the end-user or agent over a Computer Network in conjunction with a Switch. An example of an End User Device includes but is not limited to a bar code scanning device (or other automatic identification device), regardless of whether such device is wired, wireless, or mobile, operating in conjunction with computing means (integral or non-integral to such bar code scanning device), which is adapted to read a bar code (or other machine-readable indicia) and use index data read therefrom in communication over a Computer Network with a Switch to determine the location of a resource located on another computing device interconnected to the Computer Network.

1.6 "Computer Network" shall mean a network of computers or computer networks, such as the Internet, comprising one or more computing devices connected by data transmission means (including wired and/or wireless).


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1.7      "Internet Enhanced Media Operations" shall mean operations related to the use of data input technologies for the input, storage, or transmission of an index or cue such as those disseminated in audio and/or video media, print media, and physical objects to link to a computing device, remote storage device, computer peripheral device, Internet appliance, or the like, to perform a function, wherein such indexes or cues may include but are not limited to proprietary codes, ISBN codes, UPC codes, bar codes, audio and/or video cues or codes, RF-ID tags, magnetic stripe indicia, and other codes. Notwithstanding anything to the contrary, Internet Enhanced Media Operations shall include, but are not limited to, all lines of business as described in the SEC S-1 Amendment No. 1 filed by DC on September 26, 2000.

1.8 "Licensed Patents" shall mean all patents and patent applications existing and owned by NeoMedia and/or its Affiliates as of the Date of Execution as well as those obtained or created thereafter, including those listed in Exhibit A appended hereto, together with all parents, improvements, provisional applications, continuations, continuations-in-part, divisions, extensions, re-examinations or reissues thereof and patents issuing thereon, and any counterpart foreign patent applications and patents, which relate to Internet Enhanced Media Operations. Licensed Patents shall also include any patent relating to Internet Enhanced Media Operations that is owned by a party other than NeoMedia or any of its Affiliates and licensed to NeoMedia or any of its Affiliates, but only if (i) NeoMedia or its Affiliate has been granted rights from the patent owner to grant further license rights thereunder, such as sublicense rights, and (ii) upon identification by NeoMedia of any costs actually incurred by NeoMedia or its Affiliates as a direct result of any election and/or exploitation by DC of such patent that are in excess of the costs actually incurred by NeoMedia or its Affiliates for such rights but for sublicensing such rights to DC, DC elects to compensate NeoMedia for such additional costs. A patent shall remain a Licensed Patent as long as one or more of its claims remain valid and enforceable.

1.9 "Switch" shall mean any past, present and future computing product including hardware and/or software (source code and object code) that receives data, such as (but not limited to) an index or cue, from an End User Device via a Computer Network and performs a task as a


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         function of the received data. An example of a Switch includes, but is not limited to, a server or computer that is programmed to include a database and to receive index data from an End User Device, retrieve a URL (or IP address, computer name, or other resource locator) from the database as a function of the index, and return the URL to the End User Device to enable the End User Device to communicate with the computing device designated by the URL and retrieve the resource.

1.10 "Hudetz Patent" shall mean U.S. Patent No. 5,978,773 (that is one of the Licensed Patents hereunder).

1.11 "DC Stock Price" shall initially mean TEN DOLLARS and NINETY CENTS ($10.90) per share. After the Date of Execution of this Agreement and before the first public offering of DC's common stock, each time that DC completes the issuance of additional shares of its common stock, par value $0.01 per share, or preferred stock, par value $0.01 per share, in a transaction (or a series of related transactions) exempt from registration under the Securities Act of 1933 (other than (i) the issuance of shares of DC's common stock pursuant to the terms of this Agreement, (ii) the issuance of warrants or stock options to purchase shares of DC common stock or preferred stock or (iii) the issuance of shares of DC common stock or preferred stock upon the exercise of any such stock options or warrants) and DC receives aggregate gross proceeds of TEN MILLION DOLLARS ($10,000,000.00) or more in such transaction (or series of related transactions), then "DC Stock Price" shall thereafter mean the per share price utilized in the private equity financing (in the case of the issuance of preferred stock, assuming conversion of such shares of preferred stock into shares of DC common stock). From and after the first public offering of DC's common stock, "DC Stock Price" shall mean the current market value per share of the common stock, par value $0.01 per share, of DC.

         The current market value shall mean, on the last business day preceding the date on which any payment is due under Section 3.5 of this Agreement, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (1) on the principal national securities exchange on which the shares of DC common stock are listed or to


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         which such shares are admitted to trading or (2) if the DC common stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by Nasdaq National or SmallCap Markets or any comparable system or (3) if the DC common stock is not listed on Nasdaq National or SmallCap Markets or a comparable system but a public market for the DC common stock exists, as furnished by two members of the NASD selected from time to time in good faith by the Board of Directors of DC for that purpose. In the absence of all of the foregoing, or if for any other reason the current market value per share of DC common stock cannot be determined pursuant to the immediately preceding sentence, then the current market value shall be the fair market value thereof as determined in good faith by the Board of Directors of DC and evidenced by a resolution of such Board, subject to the following dispute resolution right of NeoMedia. In the event that NeoMedia disputes the determination of the Board of Directors, NeoMedia shall notify DC and the current market value shall be determined in a reasonably prompt manner as follows:

         (1) DC and NeoMedia shall each appoint an independent, experienced appraiser who is a member of a recognized professional association of business appraisers. The two appraisers shall determine the value of shares of DC common stock at the relevant date, assuming a sale between a willing buyer and a willing seller, both of whom have full knowledge of the financial and other affairs of DC, and neither of whom is under any compulsion to sell or to buy.

         (2) If the higher of the two appraisals is not more than 20% more than the lower of the appraisals, the current market value per share shall be the average of the two appraisals. If the higher of the two appraisals is 20% or more than the lower of the two appraisals, then a third appraiser shall be appointed by the two appraisers, and if they cannot agree on a third appraiser, the American Arbitration Association shall appoint the third appraiser. The third appraiser, regardless of who appoints him or her, shall have the same qualifications as the first two appraisers.

         (3) The current market value per share after the appointment of the third appraiser shall be the average of the two appraisals that are closest in value to each other.


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         (4) The fees and expenses of the appraisers shall be paid one-half by
         DC and one-half by NeoMedia.


SECTION 2 - LICENSE GRANT

2.1 Non-Exclusive License Grant. Effective as of March 1, 2000, NeoMedia hereby grants to DC a personal, non-transferable (except as provided herein), worldwide, non-exclusive license, under the Licensed Patents in the field of Internet Enhanced Media Operations, subject to the terms of this Agreement, to (i) make, have made and use Switch(es) and components thereof (including software) (but not sell Switches except as otherwise permitted herein), wherein such Switch(es) may only be operated by or exclusively on behalf of DC or any of its Affiliates (hereinafter "Licensed Switches"), (ii) make, have made, use, sell and/or offer for sale and/or transfer End User Devices and components thereof for use with a Licensed Switch (hereinafter "Licensed End User Devices"), and (iii) create, publish, broadcast, sell, lease, offer for sale, transfer, or otherwise implement an index or cue for the purpose of operating with a Licensed Switch. The non-exclusive grant provided hereunder includes flow-through rights sufficient to allow (i) DC's Affiliates, distributors, business partners, dealers, agents, franchisees, licensees (direct and indirect), and customers to act in furtherance of DC's license hereunder but in no circumstances shall such flow-through rights be construed to grant any independent license rights whatsoever to any such third party that could be exercised apart from such third party's activities in furtherance of DC's license; and
         (ii) any third party to operate an End-User Device in conjunction with a Licensed Switch or to create, publish, broadcast, sell, lease, offer for sale, transfer, or otherwise implement an index or cue for the purpose of operating with a Licensed Switch. Notwithstanding anything to the contrary, the activities covered under this license grant shall include, but are not limited to, all lines of business as described in the SEC S-1 Amendment No. 1 filed by DC on September 26, 2000. Nothing herein shall prevent DC from selling or transferring infrastructure (including Licensed Switch(es)) to a third party for use exclusively on behalf of DC or any of its Affiliates. No rights are conveyed by this Agreement to operate an End-User Device with a Switch if such Switch is not licensed hereunder.


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2.2      No Sub-License Rights. DC is granted no rights to grant sublicenses to third parties under the Licensed Patents.

2.3 License Subject to Previously Granted Rights. The rights granted to DC in this Section 2 are subject to rights previously granted and obligations incurred by NeoMedia as set forth in the following document, which is incorporated by reference herein:

                  Agent Agreement, dated June 2, 1999 between A.T. Cross Company and NeoMedia Technologies, Inc.

         DC acknowledges that it has been provided with a copy of the document set forth in this Section 2.3.

2.4 Release. Upon receipt of the first installment of the First Period Prepaid Royalty as set forth in Section 3.5(a)(i), NeoMedia for itself and its Affiliates (the "Releasing Parties") irrevocably releases and waives worldwide any and all claims, including but not limited to, any and all claims of infringement (direct, contributory or inducement) of the Licensed Patents in the field of Internet Enhanced Media Operations that the Releasing Parties have or may discover against DC, its Affiliates, distributors, business partners, dealers, agents, franchisees, licensees (direct and indirect), and customers arising from (i) the manufacture or use of a Switch and components thereof, including hardware and software, that is owned or operated by or exclusively on behalf of DC or any of its Affiliates, and (ii) the manufacture, use, sale or offer for sale of End User Devices and components thereof for use with a Licensed Switch, including hardware and software, prior to the Date of Execution.

2.5 Reservation of Rights by NeoMedia. NeoMedia reserves all rights under the Licensed Patents not expressly conveyed to DC under this Agreement.


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SECTION 3 - ROYALTIES AND PAYMENT

3.1 Royalty. DC shall pay to NeoMedia (a) the sum of FIVE MILLION DOLLARS (U.S.) ($5,000,000) for the period running from March 1, 2000 through the Date of Execution as provided for in Section 3.5 (a) of this Agreement, and the sum of TEN MILLION DOLLARS (U.S.) ($10,000,000) for the first license year running from the Date of Execution until one year thereafter (collectively the "First Period Prepaid Royalty"), such payment of TEN MILLION DOLLARS ($10,000,000.00) being further defined in Section 3.5 (a) of this Agreement; and the sum of TEN MILLION DOLLARS (U.S.) ($10,000,000) per license year thereafter (the "Annual Minimum Royalty") such payment of TEN MILLION DOLLARS ($10,000,000.00) being further defined in Section 3.5 (b) of this Agreement; the First Period Prepaid Royalty and the Annual Minimum Royalty are collectively referred to hereinafter as "Prepaid Royalties"), as set forth in this
         Section 3, as a nonrefundable minimum prepaid annual royalty to be credited against a total royalty of one and one half percent (1 1/2%) (the "Royalty Rate") of DC Annual Gross Revenue for that license year in which the First Period Prepaid Royalty or Annual Minimum Royalty has been paid.

3.2 Royalty Rate Reduction. At such time that the DC Annual Gross Revenue exceeds two billion dollars ($2,000,000,000.00) for any given license year, then the Royalty Rate applied in Section 3.1 shall be reduced to one percent (1%) for the remainder of that license year. The Royalty Rate shall reset to one and one half percent (1 1/2%) for the next license year, subject to the same reduction condition as set forth herein.

3.3      Most Favored Nations Clause.

         (a) If NeoMedia, at any time during the period of forty (40) months following the Date of Execution, directly or indirectly (e.g. through sublicense by a third party licensed by NeoMedia), grants to one or more of the following companies and/or any of their affiliates (wherein an affiliate as used in this Section employs the same definition as Affiliate in
                  Section 1.1, except as used in this Section, an affiliate is not required to be with respect to a party to this Agreement):
                  Motorola, Ericsson, Air Click, Symbol Technologies, Edgewater Capital, Connect Things and/or GoldmanSachs, and/or any joint venture, partnership, or other entity involving two or more of the following companies and/or any of their affiliates:
                  Motorola, Ericsson, Air Click, Symbol Technologies, and/or Connect Things (each an "ACC Entity") more favorable terms


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                  as compared to the terms herein for rights under the Licensed
                  Patents that are the same or substantially the same as those rights granted to DC herein, then all of the terms, conditions and obligations in this Agreement shall be replaced, at DC's election, with all of the terms, conditions and obligations in such agreement with the ACC Entity. Such adjustment will be effective from the date that NeoMedia granted such more favorable terms to the ACC Entity. NeoMedia shall, within thirty (30) days of NeoMedia granting the ACC Entity such more favorable terms, notify DC in writing of the existence of such terms, and DC shall have the option of replacing all of the terms, conditions and obligations of this Agreement with all of the terms, conditions and obligations of such ACC Entity agreement, and the effective date for such terms, conditions and obligations shall be the date on which NeoMedia granted the more favorable terms to the ACC Entity. DC shall make the election under its option pursuant to this Section, in writing, within sixty (60) days of its receipt of written notification from NeoMedia or discovery of such terms pursuant to the DC Audit Rights in Section 3.10, subject to the provisions of Section 3.3 (c) below.

         (b) If NeoMedia, at any time during the period of forty (40) months following the Date of Execution of this Agreement, grants to any third party (other than an Affiliate of NeoMedia or an ACC Entity) more favorable terms with respect to any one or more of (i) the Royalty Rate set forth in this Section 3 herein (as may be adjusted hereunder) or (ii) sixty percent (60%) of the Annual Minimum royalties, for the same or substantially the same rights under the Licensed Patents as granted to DC pursuant to this Agreement, NeoMedia shall, within thirty (30) days of NeoMedia granting the third party such more favorable terms, notify DC in writing of the existence of such terms, and DC shall have the option of replacing all of the terms, conditions and obligations of this Agreement with all of the terms, conditions and obligations of such third party agreement, and the effective date for such terms, conditions and obligations shall be the date on which NeoMedia granted the more favorable terms to the third party. DC shall make the election under its option pursuant to this Section, in writing, within sixty (60) days of its receipt of written notification from NeoMedia or discovery of such terms pursuant to the DC Audit Rights in Section 3.10, subject to the provisions of Section 3.3 (c) below.

         (c) If, in comparing the terms of this Agreement with the terms in an agreement with


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                  an ACC Entity or a third party under Sections 3.3(a) or
                  3.3(b), one or more material terms in such other agreement is/are not reasonably capable of being met with similar term(s) in kind in this Agreement, then DC and NeoMedia shall negotiate in good faith to reach agreement on the equivalent value of such unmeetable material term(s). If DC and NeoMedia cannot, after good faith negotiations, agree on the equivalent value of any such unmeetable term(s), then the determination of equivalent value for such unmeetable term(s) shall be made by an independent arbitrator. In the event an arbitrator is used to make a determination of equivalent value hereunder, then DC's option to elect to substitute all of the terms, conditions and obligations shall be extended to thirty (30) days after receiving notification of the arbitrator's decision.

3.4      Equity Interest.

         (a) As additional consideration for the rights conveyed hereunder, subject to the truth and accuracy of the representations and warranties set forth in Exhibit C herein, and further subject to execution and delivery of the lock-up letter in Exhibit D, upon receipt of executed waivers or consents from shareholders and other partners having equity in DC as required as of the Date of Execution, DC shall irrevocably convey and transfer to NeoMedia the number of shares of common stock as set forth Exhibit E ("Number of Shares"), par value $0.01 per share, of DC as additional consideration for the rights conveyed hereunder ("DC Equity"). DC acknowledges that NeoMedia shall have the registration rights set forth in the Registration Rights Agreement dated as of even date herewith, between DC and NeoMedia, a copy of which is attached as Exhibit F hereto. If, for any reason whatsoever, DC does not issue the DC Equity to NeoMedia on or before the one-year anniversary of the Date of Execution, then DC shall pay in lieu of issuing such DC Equity to NeoMedia in cash (a) the amount of FIVE MILLION ONE HUNDRED FORTY THREE THOUSAND NINE HUNDRED TWENTY EIGHT DOLLARS ($5,143,928.00) on first business day following the one-year anniversary of the Date of Execution, (b) the amount of FIVE MILLION ONE HUNDRED FORTY THREE THOUSAND NINE HUNDRED


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                  TWENTY EIGHT DOLLARS ($5,143,928.00) on the two-year
                  anniversary of the Date of Execution, and (c) the amount of FIVE MILLION ONE HUNDRED FORTY THREE THOUSAND NINE HUNDRED TWENTY EIGHT DOLLARS ($5,143,928.00) on the three-year anniversary of the Date of Execution. (b) In consideration of the rights and conveyances granted to NeoMedia by DC, NeoMedia shall irrevocably convey to DC warrants to purchase up to ONE MILLION FOUR HUNDRED THOUSAND (1,400,000) shares of NeoMedia common stock, par value $ 0.01 per share, in accordance with the terms and conditions of the Warrant Agreement, dated as of even date herewith, between DC and NeoMedia, a copy of which is attached as Exhibit G hereto. "). NeoMedia acknowledges that DC shall have the registration rights set forth in the Registration Rights Agreement dated as of even date herewith, between NeoMedia and DC, a copy of which is attached as Exhibit H hereto.

3.5      Payment Schedule - Prepaid Royalties

         (a)      Payment of the First Period Prepaid Royalty set forth in
                  Section 3.1 above shall be made as follows:

                  (i) DC shall pay to NeoMedia the nonrefundable amount of FIVE MILLION DOLLARS ($5,000,000.00) within two (2) business days of the Date of Execution;

                  (ii) DC shall pay to NeoMedia the nonrefundable amount of FIVE MILLION DOLLARS ($5,000,000.00) on the earlier of January 31, 2001 or within 3 days of the date upon which DC closes its Initial Public Offering; wherein such payment of FIVE MILLION DOLLARS ($5,000,000.00) shall include THREE MILLION DOLLARS ($3,000,000.00) in cash and TWO MILLION DOLLARS ($2,000,000.00) in the form of either cash or DC stock, at DC's option, wherein the number of shares of DC stock issued to NeoMedia shall be determined by dividing said TWO MILLION DOLLARS ($2,000,000.00) by the DC Stock Price at the time of the payment under this Section of the Agreement;

                  (iii) DC shall pay to NeoMedia the nonrefundable amount of FIVE MILLION DOLLARS ($5,000,000.00) on or before April 30, 2001 wherein such payment of FIVE MILLION DOLLARS ($5,000,000.00) shall be in the form of either cash or DC stock, at DC's option, wherein the number of shares of DC stock issued to


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                  NeoMedia shall be determined by dividing said FIVE MILLION
                  DOLLARS ($5,000,000.00) by the DC Stock Price at the time of the payment under this Section of the Agreement.

         (b) Payment of each nonrefundable Annual Minimum Royalty by DC to NeoMedia subsequent to the First Period Prepaid Royalty shall be made by DC to NeoMedia in full on each successive one-year anniversary of the Date of Execution. Each payment of an Annual Minimum Royalty by DC to Neo Media shall include THREE MILLION DOLLARS ($3,000,000.00) in cash and SEVEN MILLION DOLLARS ($7,000,000.00) in the form of either cash or DC stock, at DC's option, wherein the number of shares of DC stock issued to NeoMedia shall be determined by dividing said SEVEN MILLION DOLLARS ($7,000,000.00) by the DC Stock Price at the time of the payment under this Section of the Agreement.

         (c) NeoMedia acknowledges that whenever the anniversary date or any other payment date under this Agreement falls on a Saturday, Sunday or National Holiday, such payment shall be made on or before the next business day subsequent to the anniversary date.

         (d)      PURCHASE PRICE ADJUSTMENT.
                  -------------------------

                  (i) As used herein, (a) "Average Closing Price" means the average closing price of the common stock, par value $0.01 per share, of DC (the "DC Stock") on the National Market System of the National Association of Securities Dealers Automated Quotation System (or such other quotation system or securities exchange on which the DC Stock is then quoted or listed) as reported by the Wall Street Journal for the 20 consecutive trading days beginning 25 trading days prior to an Effective Date and (b) the "Effective Date Price" shall mean the Average Closing Price as of each date ("Effective Date") that the Securities and Exchange Commission declares effective under the Securities Act of 1933, as amended (the "Securities Act"), any registration statement filed by DC pursuant to the Registration Rights Agreement entered into by and between NeoMedia and DC as of the date hereof (the "Registration Rights


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                  Agreement"), registering shares of DC Stock issued to NeoMedia pursuant to the terms of this Agreement.

                  (ii)     After each Effective Date:

                           (a) if the product of the (i) Effective Date Price multiplied times the (ii) number of shares of DC Stock held of record by NeoMedia (the "NeoMedia Shares") and then registered under the Securities Act, (the "Effective Date Value"), exceeds the product of (A) the DC Stock Price(s) applicable to each of such NeoMedia Shares multiplied times (B) the number of each of such NeoMedia Shares (the "Initial Value"), NeoMedia shall, at its option, either (x) make a payment in cash to DC equal to the amount by which the Effective Date Value exceeds the Initial Value or (y) surrender to DC the number of NeoMedia Shares equal to the quotient (rounded to the nearest whole share) obtained by dividing (A) the amount by which the Effective Date Value exceeds the Initial Value by (B) the Effective Date Price, and

                           (b) if the Initial Value exceeds the Effective Date Value, DC shall, at its option, either (i) make a payment in cash to NeoMedia equal to the amount by which the Initial Value exceeds the Effective Date Value or (ii) issue to NeoMedia an additional number of shares of DC Stock equal to the quotient (rounded to the nearest whole share) obtained by dividing (A) the amount by which the Initial Value exceeds the Effective Date Value by (B) the Effective Date Price.

                  (iii) Any amounts to be paid in cash pursuant to the provisions of this Section 3.5(d) shall be paid on or before the fifth (5th) business day following the applicable Effective Date, by cashier's check or wire transfer at the address specified in writing by the recipient. In the event that NeoMedia elects to surrender DC Stock to DC in accordance with the foregoing provisions of 3.5(d)(ii)(a), then (a) such surrender shall be closed on or before the fifth business day following the applicable Effective Date at DC's address set forth in Section 6.15 hereof, (b) at such closing,


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                  NeoMedia shall deliver to DC the certificate(s) representing all such shares of DC Stock, accompanied by stock powers duly executed by NeoMedia in blank and (c) such shares shall be delivered to DC free and clear of all liens, security interests, claims, rights of another, and encumbrances of any kind or character (and NeoMedia and NeoMedia's President shall certify to such effect at such closing). Any shares of DC stock to be issued to NeoMedia by DC in accordance with the foregoing provisions of 3.5(d)(ii)(b) shall be issued on or before the fifth (5th) business day following the applicable Effective Date and DC shall deliver to NeoMedia a certificate representing all such shares of DC Stock at NeoMedia's address set forth in Section 6.15 hereof. If permitted by applicable law, DC shall use reasonable efforts to include any additional shares of DC Stock issues to NeoMedia pursuant to Section 3.5(d)(ii)(b) in the Registration Statement on Form S-3 in connection with which such shares were issued.

                  (iv) With respect to any shares of DC Stock issued to NeoMedia
                  (a) pursuant to Sections 3.4(a) and 3.5(a) hereof, NeoMedia shall make a demand for Registration pursuant to Section 2A of the Registration Rights Agreement on or before 5:00 p.m., Dallas, Texas time, on the fifth (5th) business day after receiving the DC Notice and (b) pursuant to Section 3.5(b) hereof, (i) if DC is not at the time of such issuance eligible to use Form S-3 or any successor form thereto, then NeoMedia shall make a demand for Registration pursuant to Section 2A of the Registration Rights Agreement on or before 5:00 p.m., Dallas, Texas time, on the fifth (5th) business day after receiving the DC Notice, and (ii) if DC is at the time of such issuance eligible to use Form S-3 or any successor form thereto, then NeoMedia shall make a demand for Registration pursuant to Section 2A of the Registration Rights Agreement on or before 5:00 p.m., Dallas, Texas time, on the fifth (5th) business day after the date of such issuance. If NeoMedia shall fail to make a demand for registration as set forth in this Section 3.5(d)(iv), then the provisions of this Section 3.5(d) shall immediately become, without any action by the parties hereto, null and void and of no further force or effect with respect to such shares to which NeoMedia had a right to include in such registration, but shall remain in effect for further issuances of DC Stock under Section 3.5. DC shall give notice to NeoMedia as promptly as reasonably practicable after DC becomes eligible to use Form s-3 or any successor form thereto ("the DC Notice").

3.6 Payment Schedule - Royalty Rate. Royalties due pursuant to the Royalty Rate as set forth in Sections 3.1 and 3.2 above, which exceed the Prepaid Royalties in any license year, shall be payable quarterly within forty-five days (45) after the end of each calendar quarter and shall be accompanied by a report setting forth the computation of the royalty payment for such quarter, including a computation of the DC Annual Gross Revenue for that calendar quarter and classified from revenue sources as reasonably required by NeoMedia (the "Royalty Report"). Such Royalty Report shall be provided to NeoMedia within forty-five (45) days after the end of each calendar quarter even if the calculated royalty due under the Royalty Rate is less than the Prepaid Royalty for the license year, thereby requiring the remission of no additional payment.

3.7 Payment Location. All royalty payments to NeoMedia, whether pursuant to the Royalty Rate or Prepaid Royalties, shall be made in U.S. Dollars at the address specified in Section 6.15 below.

3.8 Payment Schedule - DC Equity. DC shall convey and transfer the DC Equity to NeoMedia as specified in Section 3.4.

3.9 NeoMedia Audit Rights. In connection with such royalty accruals and payments under this Section 3, the relevant sales and accounting records of DC necessary to determine the royalties due NeoMedia hereunder shall be available for inspection by NeoMedia independent public accountants during usual business hours and upon reasonable notice of not less than fifteen (15) days prior to the proposed beginning of the audit, for the purpose of verifying such reports; provided, however, that such independent public accountants shall not transmit to NeoMedia any confidential information, including, without limitation, customer identities, in connection with such inspection, other than information strictly necessary to enforce the terms of this Agreement, which information shall remain confidential and be used solely for the purpose of the audit or any action arising under the Agreement relating to the audit. NeoMedia shall have sole discretion in the selection of its independent public accountants that will conduct the audit except that such independent public accountants shall be qualified to practice before the S.E.C. NeoMedia's Audit Rights shall be limited to a maximum of one (1) audit per DC fiscal year, and such audit can include only the relevant sales and accounting records of DC for up to two (2) years prior to the audit, unless a portion of such two (2) year period has already been the subject of an audit, in which case only the relevant sales and accounting records of DC for such un-audited period shall be made available to the NeoMedia auditors. Such inspection shall be at NeoMedia's expense; however, if the audit reveals overdue payments in excess of five percent (5%) of the payments owed to date, DC shall pay the reasonable costs of such audit.

3.10     DC Audit Rights. In connection with the Most Favored Nations Clause of
         Section 3.3, the relevant license agreements of NeoMedia and its licensees or other information necessary to determine the royalty rate, minimum royalties, or terms for each license involving one or more of the Licensed Patents shall be available for inspection by DC independent public accountants during usual business hours and upon reasonable notice of not less than fifteen (15) days prior to the proposed beginning of the audit, for the purpose of verifying the royalty rate or terms of such licenses; provided however, that such independent public accountants shall not transmit to DC the name(s) of the licensee(s) involved. DC agrees that the selected independent public accountants shall be qualified to practice before the S.E.C. DC's Audit Rights shall be limited to a maximum of one (1) audit per NeoMedia fiscal year, and such audit can include only the relevant license agreements or other necessary information of NeoMedia for up to two (2) years prior to the audit, unless a portion of such two (2) year period has already been the subject of an audit, in which case only the relevant license agreements or other necessary information of NeoMedia for such un-audited period shall be made available to the DC auditors, which information shall remain confidential and be used solely for the purpose of the audit or any action arising under the Agreement relating to the audit.

SECTION 4 - REPRESENTATIONS, COVENANTS, INDEMNIFICATION

4.1 Corporate Power. DC and NeoMedia each represents and warrants that it has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by each of DC and NeoMedia, and constitutes the legal, valid and binding obligation of DC and NeoMedia, enforceable against each of them in accordance with its terms.

4.2      Intellectual Property. NeoMedia represents and warrants that:

                  (a) NeoMedia has the full right, power and authority to enter into this Agreement and to grant all of the rights and interest to the Licensed Patents herein granted;

                  (b) NeoMedia has not transferred ownership of any patent or patent application, whether U.S. or foreign filed, to another entity in the calendar year immediately preceding the Date of Execution;

                  (c) (i) Any Security Interest in any Licensed Patent pursuant to Article V of the Purchase Agreement, dated December 31, 1998, and related Exhibits, between Solar Communications, Inc. and NeoMedia Technologies, Inc.; Amendment and Clarification dated February 15, 1999 between Solar Communications, Inc. and NeoMedia Technologies, Inc. ("the Solar Agreement") has been released, and (ii) any rights of Solar Communications, Inc. in and to any Licensed Patent under the Solar Agreement have been terminated and/or extinguished.

                  (d) NeoMedia shall use commercially reasonable efforts to maintain each of the Licensed Patents during the term of this Agreement by timely paying all maintenance fees, renewal fees, and other such fees and costs required under the patent laws and regulations.

                  (e) NeoMedia has an ownership interest in each of the Licensed Patents set forth in Exhibit A, all of which are free and clear of any liens, charges and encumbrances.

                  (f) As of the Date of Execution, there are no claims, ownership interests, judgments or settlements to be paid by NeoMedia or pending claims or litigation relating to any of the Licensed Patents, other than those listed in attached Exhibit B that adversely affect the rights granted to DC hereunder; provided, however, that the claims disclosed in Exhibit B act solely as a disclosure and are not an exception to, or a limitation of, any warranties or representations stated herein and the claims set forth in Exhibit B do not adversely affect the rights granted to DC hereunder.

4.3      Enforcement of Licensed Patents

                  (a) Obligation to Notify. Should DC become aware of any infringement or potential infringement of one or more of the Licensed Patents by a third party, it shall provide NeoMedia with prompt written notification of such infringement or potential infringement, including in such notification details and facts that support such allegation of infringement.

                  (b) NeoMedia Obligation to Enforce. Upon either (1) receipt of notice by NeoMedia from DC under this Section, which notice must be followed by, or simultanteous with, a request to NeoMedia by DC to pursue a potential third party infringer; or
                  (2) NeoMedia otherwise discovering a potential third party infringer, which discovery shall include facts sufficient to establish a case of infringement, NeoMedia shall, for each such potential third party infringer identified by DC or otherwise discovered by NeoMedia, respond within six (6) months from the receipt by NeoMedia of notice by DC under this Section or from the date on which NeoMedia otherwise discovers such potential third party infringer (except as provided in Section 4.3(c)), by following these procedures, providing however that the six (6) month period stated in this Section is to be prospective from the Date of Execution of this
                  Agreement:

                           (1) NeoMedia shall, subject to the provisions of
                           Section 4.3(b)(2) below, file and serve an appropriate infringement action in a court of competent jurisdiction such as in a United States District Court or the International Trade Commission and will seek at least injunctive relief against such third party. Prior to instituting such action, NeoMedia may at its discretion first proceed against the third party believed to be infringing by demanding that such entity take a license under the Licensed Patent(s) or stop the infringing activity immediately, but must institute such action if, after reasonable efforts, NeoMedia is unable to secure a license agreement and the third party continues its infringing activities. Provided, however, that NeoMedia's obligation to file a lawsuit under Section 4.3(b)(1) shall be stayed for so long as NeoMedia is engaged in three (3) or more concurrent lawsuits brought at the request of DC against suspected third party infringers under this Section 4.3. For all such lawsuits, NeoMedia agrees to provide full and meaningful consultation regarding such lawsuits.

                           (2) If NeoMedia reasonably believes that the suspected third party infringer is not actually infringing the Licensed Patents, NeoMedia may refuse to take any action against the suspected third party infringer by obtaining a competent opinion of counsel of its choice that the third party is not infringing based on the facts provided by DC in its notification under this Section 4.3 or otherwise known to NeoMedia. DC shall provide whatever information may be reasonably required by NeoMedia and/or its counsel in order to perform its investigation and conclude the opinion. NeoMedia shall provide a copy of such opinion to DC, following which DC shall, within a commercially reasonable time frame, either:

                                    (i) Acquiesce in the position of NeoMedia
                           that the suspected third party is not infringing, in which event NeoMedia will have been deemed to have satisfied its obligations under this Section 4.3, or

                                    (ii) Obtain a competent opinion of its own
                           counsel as to whether the suspected third party is infringing. In the event that DC is unable to obtain an opinion of counsel confirming that the third party is infringing, then DC will be considered to have acquiesced in NeoMedia's position of non-infringement under Section 4.3(b)(2)(i) above. In the event that DC provides to NeoMedia an opinion of infringement, then NeoMedia will have a reasonable period of time to reconsider its position, and may at its option either proceed against the third party under Section 4.3(b)(1) above, or NeoMedia may confirm its position of non-infringement and elect to join with DC to seek a third party review by submitting each party's respective opinions to an independent patent attorney to be agreed to by both parties and requesting the independent patent attorney to provide an independent opinion of infringement based on the submissions of the parties and any other documents or information as may be required. DC and NeoMedia shall share equally in the costs of obtaining such independent opinion of infringement. DC and NeoMedia agree that the decision of the independent patent attorney shall be final. In the event that the independent patent attorney decides that the third party is infringing, then NeoMedia shall proceed against the third party under
                           Section 4.3(b)(1) above. In the event that the independent patent attorney decides that the third party is not infringing, then NeoMedia will have been deemed to have satisfied its obligations under this
                           Section 4.3.

                           (3) In the event that NeoMedia becomes obligated to file suit as a result of a decision by an independent patent attorney pursuant to Section 4.3(b)(2) above, NeoMedia may request that DC contribute to payment of costs (including attorneys fees) for such infringement action in an amount less than or equal to fifty (50) percent of such litigation costs. If DC does not agree to contribute to such costs, then NeoMedia will not be required to file and serve an infringement action and NeoMedia will have been deemed to have satisfied its obligations under this
                           Section 4.3. If DC agrees to contribute to such costs as requested by NeoMedia, (a) NeoMedia shall proceed with such lawsuit in which NeoMedia will seek at least damages sufficient to compensate for the infringement; (b) NeoMedia shall use counsel of its choice in such infringement action and shall remain in control of such infringement action; and (c) in the event that damages and/or attorneys fees are recovered in the action (either through judgment or settlement), then DC and NeoMedia will share in the recovered damages in amounts proportionate to the amounts that each party has funded for the infringement action, after application of such damages to reimburse each party for its expenses from the litigation, which expenses shall be limited to sums actually expended and not for internal expenses attributable to work performed by employees of either party. In no event, if there is a recovery through settlement shall DC receive less than their contribution to the costs of the infringement action.

                  (c) The six (6) month period stated in Section 4.3(b) of this Agreement shall be stayed for either or both of the following time periods, if applicable:

                           (i) the period of time extending from the date upon which NeoMedia provides an opinion of counsel under Section 4. 3(b)(2), until the date upon which DC provides an opinion of counsel under Section 4.3(b)(2)(ii); and

                           (ii) the period of time extending from the date upon which NeoMedia requests that DC join with NeoMedia to seek a third party review under Section 4.3(b)(2)(ii), until the date upon which such third party, independent patent attorney, renders an opinion related to infringement.

4.4 Re-Examination Of Licensed Patents. In the event that that any one or more of the Licensed Patents becomes involved in a reexamination proceeding in the United States Patent and Trademark Office, NeoMedia will use its commercially reasonable efforts to prosecute such reexamination in a diligent manner. Neither the pendency of a reexamination of a Licensed Patent nor an unfavorable outcome of such reexamination shall be the basis for DC to withhold issuance of any DC Equity (or cash in lieu thereof) as provided in Section 3.4 or payments of any royalties under this Agreement.

4.5 Limited Licensor Liability and Indemnification. DC acknowledges and agrees that NeoMedia, in its capacity, solely as licensor of the Licensed Patents, will in no way supervise or control (i) the design, production, marketing, instructions relating to use, notices, distribution or sales of Licensed End User Devices (and any component thereof), or (ii) the design, production, marketing, instructions relating to use, or notices of a Licensed Switch (and any component thereof). Accordingly, NeoMedia assumes no responsibility or liability of any kind, express or implied, in connection with any claims, lawsuits, or charges arising therefrom, and DC agrees to indemnify NeoMedia against any and all claims, lawsuits and reasonable charges (including outside attorneys fees incurred by NeoMedia) that are based on acts of DC. Notwithstanding the above, DC does not by this Agreement (either expressly or implicitly) indemnify or limit liability in connection with any claims, lawsuits or charges arising from any NeoMedia product (or any component thereof) and/or services.

4.6 Prohibition against use of trademarks. Except as may be required by law in Section 6.7 ("Patent Marking") nothing in this Agreement shall be construed as conferring upon either party or its Affiliates any right to include in advertising, packaging or other commercial activities related to products (and components thereof), processes, methods, systems, End User Devices, Switches or software in the field of Internet Enhanced Media Operations, any reference to the other party or its Affiliates, its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such products (and components thereof), processes, methods, systems, End User Devices, Switches or software are in any way certified by the other party hereto or its Affiliates.

4.7 Publicity. NeoMedia agrees that neither it nor any Affiliate nor any of their officers, directors, or employees will make any public statement, whether relating to this Agreement or not, that includes any statements that DC has infringed or violated any of the Licensed Patents.

4.8 Non-Confidentiality. The parties agree that the contents of this Agreement are not confidential and may be disclosed by either party without consent of the other.

SECTION 5 - TERM AND TERMINATION

5.1 Term. This Agreement shall commence on the Date of Execution and shall continue in full force and effect for a period of ten (10) years, unless sooner terminated as permitted by this Agreement. In addition, this Agreement will automatically renew for subsequent one year periods, unless DC shall provide written notice of cancellation no greater than ninety (90) days nor less than thirty (30) days prior to the date of termination. In the event that written notice of cancellation is not so provided, then the Agreement shall continue to have full force and effect for a subsequent one-year period, subject to further one-year renewals as specified herein. In the event that this Agreement is renewed, then the Annual Minimum Royalty shall become due to be paid in full as set forth in Section 3. In the event that DC provides written notice of cancellation as provided herein, then the License Grant set forth in Section 2 shall expire at termination of the Agreement. Renewal of this Agreement by DC does not invoke any payments of First Period Prepaid Royalty or additional grants of equity.

5.2 Breach. In case of material breach of this Agreement by a party, the other party shall have the right to terminate this Agreement if such material breach remains uncured after written notice to the breaching party and sixty (60) days opportunity to cure the breach to the reasonable satisfaction of the other party, except that monetary breaches shall be cured within twenty five (25) days of notice. Cure periods for monetary breaches shall not be used as a means to generally extend terms of payment. Any termination hereunder shall not preclude the ability of the parties to pursue any other remedies they may have in law or equity.

5.3      DC Option to Terminate.

         (a)      In the event that any independent claim of the Hudetz Patent
                  (i) is finally adjudged to be invalid or unenforceable by a court of competent jurisdiction or by any applicable patent office (including the U.S. Patent and Trademark Office) having jurisdiction over the Hudetz Patent, (ii) is rendered invalid or unenforceable by operation of law or regulation, or (iii) is lost to another inventor in a priority contest (such as an interference) (each of items (i), (ii) and (iii) is hereinafter referred to as a "Triggering Event"), then DC shall have the option to terminate this Agreement in accordance with the procedures set forth below in this Section
                  5.3. For purposes of this Section 5.3, a judgment of invalidity or unenforceability is not final until the later of
                  (i) the
                  expiration of the time period for permitted appeal, and (ii) if such permitted appeal is taken, the termination of such appeal.

         (b) Upon the occurrence of such Triggering Event, DC may initiate the termination process by providing written notice of its intent to terminate this Agreement ("Notice of Intent") at any time up to (30) thirty days after NeoMedia provides written notice to DC of such Triggering Event.

         (c) In the event that DC provides such Notice of Intent, DC and NeoMedia shall have a ninety (90) day period, starting on the date that such Notice of Intent is given, in which to renegotiate the terms of this Agreement ("Renegotiation Period"). During such Renegotiation Period, this Agreement shall remain in full force and effect.

         (d) If during such Renegotiation Period DC and NeoMedia do not reach agreement on new terms for this License Agreement, then DC may elect to either terminate this Agreement or to keep this Agreement in full force and effect. In the event that DC elects to terminate this Agreement, DC shall, prior to the end of such Renegotiation Period provide written notice of its election to terminate ("Termination Notice"). Upon the giving of such Termination Notice, then the License Grant set forth in Section 2 shall expire at termination of the Agreement.

5.4 Accounting. After any termination or expiration of this Agreement, DC shall render an accounting for all unpaid royalties pursuant to the license from the last such report up to the termination date. Such final accounting shall be made within sixty (60) days after the termination or expiration date.

5.5 Sums Payable. Termination or expiration of this Agreement shall not excuse DC's obligation to make payments of sums due and payable at the time of any termination or expiration hereof.

SECTION 6 - MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, as to the subject matter. This Agreement may be changed only in a writing that states that it is an amendment or modification to this Agreement, and is signed by an authorized representative of each of the parties hereto.

6.2 Unenforceability. Any term or provision of this Agreement which is invalid or unenforceable or in conflict with the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the validity of the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction. Further, the parties agree that a court of competent jurisdiction in a particular jurisdiction may reform a specific term of this Agreement should the applicability of such term or provision be held invalid or unenforceable in that jurisdiction so as to reflect the intended agreement of the parties hereto solely with respect to the applicability of such provision in said jurisdiction.

6.3 Release. Neither this Agreement nor any provision hereof may be released, discharged, waived, abandoned or modified in any manner, except by an instrument in writing signed on behalf of both of the parties hereto by their duly authorized officers or representatives.

6.4 Waiver. Any waiver of a default or condition hereof by either party shall not be deemed a continuing waiver of such default or condition. Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any right hereunder. All of the rights of either party under this Agreement shall be cumulative and may be exercised separately or concurrently.

6.5 Not a Joint Venture. This Agreement does not constitute a partnership, joint venture or agency between the parties hereto, nor shall either of the parties hold itself out as such contrary to the terms hereof by advertising or otherwise, nor shall either of the parties become bound or become liable because of any representation, action, or omission of the other.

6.6 Attorney's Fees. In the event of any dispute arising out of a breach of or a default under this Agreement by one party, the prevailing party shall recover from the other, in addition to any other damage assessed, its reasonable outside attorneys' fees and court costs incurred in litigating such dispute. As used in this Section, a "prevailing party" is defined as the party for which a favorable judgment is entered on all, or substantially all, of the disputed issues between the parties, after exhaustion of all appeals.

6.7 Patent Marking. DC shall abide by the provisions of 35 U.S.C. 287 relating to marking of all licensed products, systems, End User Devices, Switches and software sold, distributed or provided by it as soon as is reasonably practicable after the Date of Execution with the patent numbers applicable thereto and licensed hereunder, which may be provided in writing from time to time to DC by NeoMedia.

6.8 Headings. The headings of sections and other subdivisions hereof are inserted only for the purpose of convenient reference and it is recognized that they may not adequately or accurately describe the contents of the provisions which they head. Such headings shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part or portion thereof, nor shall they otherwise be given any legal effect.

6.9 Grammar. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

6.10 Choice of Law. This Agreement shall be governed by, performed under and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Each party hereto irrevocably consents to jurisdiction and venue in the United States District Court for the Southern District of New York or other court of competent jurisdiction within New York County, New York.

6.11 Assignability. This Agreement may not be assigned by a party, or transferred under operation of law or otherwise by a party, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that this Agreement may be assigned to a party's Affiliate or to any successor to all or substantially all of the party's stock, assets or business operations, provided that the Affiliate or successor of all or substantially all of the assets or business operations of the party agrees in writing to accept the terms and conditions of this Agreement, and further provided that if this Agreement is assigned to a party's Affiliate or successor without consent of the other party, the assigning party shall maintain financial accountability for the obligations hereunder. This Agreement shall be binding on the successors and assigns of NeoMedia, and the permitted successors and assigns of DC.

6.12 Interpretation. The parties and their attorneys have each had opportunity to review and comment on this Agreement. Accordingly, the parties agree that the legal rule construing ambiguity against the drafter shall not apply in interpreting this Agreement.

6.13 Survival of Terms. The provisions of Sections 2.4, 3.1(a), 3.2, 3.4, 3.5(a), 3.6, 3.7, 3.8, 3.9, 3.10, 4.1, 4.2, 4.6, 5.4, 5.5 and all of 6
          shall survive termination of this Agreement

6.14 Facsimile Signatures and Counterparts. This Agreement may be executed in counterparts and by facsimile signatures.

6.15 Notification Address. Except as otherwise set forth herein, all notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the parties hereto at the following addresses:

         To DC:                                 With a copy to:

              Digital:Convergence Corporation   Digital:Convergence Corporation
              9101 N Central Expy.              9101 N Central Expy.
              6th Floor                         6th Floor
              Dallas, TX 75231-5914             Dallas, TX 75231-5914
              Attn:  Chairman & CEO             Attn: Executive Vice President
              Fax: 214292-6914                  Fax: 214292-6914


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

         With a copy to:                        With a copy to:

              Digital:Convergence Corporation   Digital:Convergence Corporation
              630 5th. Ave.                     9101 N Central Expy.
              Suite 640                         6th Floor
              New York, NY 10111                Dallas, TX 75231-5914
              Attn: John Huncke                 Attn: General Counsel
              Fax: 212/218-5263                 Fax: 214292-6914


         To NeoMedia:

              NeoMedia Technologies, Inc.
              2201 Second Street
              Suite 600
              Fort Myers, Florida  33901
              Attn: President
              Fax:  941/337-3661

       With a copy to:                          And a copy to:

              NeoMedia Technologies, Inc.       Anthony Barkume, Esq.
              2201 Second Street                Greenberg Traurig, LLP
              Suite 600                         Met Life Building
              Fort Myers, Florida  33901        200 Park Avenue
              Attn: General Counsel             New York, New York 10166
              Fax:  941/337-3661                Fax: 212/801-6400


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

         or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received; and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

6.16 Investor Qualification Letter. NeoMedia shall provide DC an Investor Representation and Warranty Letter in the form attached as Exhibit C, on the Date of Execution, which is applicable only if the DC Equity is issued to NeoMedia.

6.17 Lock-up Letter. NeoMedia shall provide DC a Lock-up Letter in the form attached as Exhibit D, on the Date of Execution, which is applicable only if the DC Equity is issued to NeoMedia.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year last written below.






DIGITAL:CONVERGENCE CORPORATION     NEOMEDIA TECHNOLOGIES, INC




--------------------------------------      ------------------------------------
BY:      J. Jovan Philyaw                   BY:      Charles W. Fritz

TITLE:  Chairman & CEO                      TITLE:  Chairman and CEO

            Date: __________________                    Date: _______________



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